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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT


PanAmSat Corporation

PanAmSat Carrier Services, Inc., a Delaware corporation

PanAmSat Licensee Corporation, a Delaware corporation

PanAmSat Capital Corporation, a Delaware corporation

PanAmSat Europe, Limited, a U.K. private limited company

Southern Satellite Corporation, a Connecticut corporation

PanAmSat Asia Pty Ltd., an Australia private limited company

PanAmSat Africa (Proprietary) Ltd, a South African corporation

Southern Satellite License Corporation

PAS International Employment, Inc.